Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT, dated effective as of December 29, 2005 (the “Effective Date”) is between China Evergreen Environmental Corp., a Nevada corporation (the “Company”), and Peh Chung Lim (“Executive”).

AGREEMENTS

1. Employment

The Company will employ Executive and Executive will accept employment by the Company as Chief Financial Officer. Executive shall report to the Chief Executive Officer (“CEO”), and shall have such responsibilities assigned, from time to time, by the CEO, which relate to the business of the Company, or any business ventures in which the Company may participate.

2. Attention and Effort

Executive shall devote his entire productive time, ability, attention and effort to the Company’s business and shall skillfully serve its interests during the term of this Agreement.

3. Term

Unless earlier terminated with appropriate notice of termination, the initial term of this Agreement shall be from the date hereof until December 31, 2006; provided, however, that, unless terminated with appropriate notice, on each January 1 following the date of this Agreement, beginning with January 1, 2007, this Agreement shall be automatically renewed for successive one-year terms.

4. Compensation

During the term of this Agreement, the Company shall pay or cause to be paid to Executive, and Executive shall accept in exchange for the services rendered hereunder by him, an annual base salary of US$60,000 before all customary payroll deductions (the “Base Salary”). The Base Salary shall be paid to Executive in substantially equal installments at the same intervals as other executive of the Company are paid. At the end of each year of employment (or sooner if determined by the Board), Executive’s Base Salary shall be reviewed by the CEO in its sole discretion.

Executive’s eligibility for a performance bonus shall be based on the overall performance of the Company. The actual amount of any bonus payable to Executive shall be determined by the CEO.

5. Termination

The Company may terminate the employment of Executive upon giving a written notice of termination (“Notice of Termination”), which notice shall be effective thirty (30) days later. This Agreement shall terminate upon the effective date specified in such Notice of Termination.

Executive may terminate this Agreement upon thirty (30) days’ prior written notice in the form of a Notice of Termination, and this Agreement shall terminate upon the effective date specified in such Notice of Termination. Notwithstanding the preceding sentence, the Company shall have the right to accelerate Executive’s termination of employment to be effective on the date that the Notice of Termination is received by the Company, or any date of the Company’s choosing between that date and the effective date specified in the Notice of Termination.

This Agreement and Executive’s employment shall terminate automatically upon Executive’s death or Executive’s inability, for any reason, to perform his duties with the Company for 120 days in any twelve (12) month period.

Notwithstanding any termination or expiration of this Agreement, the Company shall remain liable for any rights or payments arising prior to such event to which Executive is entitled under this Agreement.

6. Miscellaneous

This Agreement may not be amended except by written agreement between Executive and the CEO.

All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise.

This Agreement shall be governed by and construed in accordance with the laws of the Republic of China applicable to contracts made and to be performed there.

The Company and Executive have executed this Agreement at Guangzhou as of the Effective Date.

China Evergreen Environmental Corp.

By:	/s/ Chong Liang Pu
Chong Liang Pu Chief Executive Officer

EXECUTIVE

By:	/s/ Peh Chung Lim
Peh Chung Lim